ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

VISTA DORADA CORP.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

200,000,000 PAR VALUE $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

100,000,000 PAR VALUE $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The Common Stock will be reverse split on a one-for-two (1-for-2) basis whereby one share of Common Stock will be issued in exchange for two shares of outstanding Common Stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

If the exchange results in a stockholder holding a fractional share, VISTA DORADA CORP. will issue to such stockholder such additional fraction of a share as is necessary to increase the fractional share to a full share.

7. Effective date of filing (optional): 5/18/09

(must not be later than 90 days after the certificate is filed)

8. Officer Signature: X /s/ John J. Lennon — President

Signature — Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.